Exhibit 23.1

                    Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the use of our reports dated March 19, 2002 (except with respect to the matter discussed in Note 17, as to which the date is May 1, 2002) and to all references to our Firm included in or made a part of this registration statement on Form S-1.


/s/Arthur Andersen LLP
Vienna, Virginia
May 1, 2002